Press release
For immediate release
March 13 2006

VIRGINIA WINS THE TITLE “BILL DENNIS PROSPECTOR OF THE YEAR 2006”

Virginia Gold Mines Inc. is pleased to announce that it was awarded the title Prospector of the Year 2006 during the Prospectors and Developers Association of Canada (PDAC) convention in Toronto.

The Bill Dennis Prospector of the Year Award recognizes finders of a significant mineral discovery. The PDAC honoured Virginia Gold Mines Inc. team, represented by André Gaumond, Paul Archer, Alain Cayer, and Jean-François Ouellette, for the discovery of several gold deposits on the company’s Éléonore property in the James Bay area of Quebec. The discoveries were made through grassroot exploration and prospecting. One of the discoveries, the Roberto zone, has quickly developed into a significant and important new gold deposit. The discovery, along with the other gold prospects discovered by Virginia Gold in the area, shows promise of being Canada’s newest gold camp.

Virginia is proud of this honour considered as one of the most prestigious in Canada mining community and certainly one of the most prestigious in the world. “The prospector of the year award is like the Oscar of mining exploration.” We would like to take this opportunity to thank all partners and people who gave Virginia their support and congratulate Virginia’s team for making this a success.

For additional information, please contact:

André Gaumond, President
Amélie Laliberté, Investor Relations
Tel.:(800) 476-1853 – (418) 694-9832
Fax: (418) 694-9120
Email: mines@virginia.qc.ca
Web : www.virginia.qc.ca

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports including the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events